Exhibit 99.2

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jbottiglieri@compassdiversifiedholdings.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Acquires CamelBak Products, LLC
Accretive Acquisition Expands Family of Niche Market Leaders
Westport, Conn., August 25, 2011 — Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that it acquired a controlling interest in CamelBak Products, LLC (“CamelBak”) on August 24, 2011.
Based in Petaluma, California and founded in 1989, CamelBak invented the hands-free hydration category and is the global leader in personal hydration gear. The company offers a complete line of technical hydration packs, reusable BPA-free water bottles, performance hydration accessories, specialized military gloves and performance accessories for outdoor, recreation and military use. CamelBak’s reputation as an innovator of best-in-class personal hydration products has enabled the company to establish preferred partnerships with leading national retailers, sporting goods stores, independent and chain specialty retailers and the U.S. military. Through its global distribution network, CamelBak products are available in more than 50 countries worldwide. For the year ended December 31, 2010, CamelBak reported revenue of approximately $122.2 million.
The purchase price of $257.5 million for the membership interests of CamelBak is based on a total enterprise value of $245.0 million and included $12.5 million of cash and working capital adjustments. The acquisition was consummated through a majority-owned subsidiary, CamelBak Acquisition Corp. This structure will allow CODI to amortize a substantial portion of the purchase price for tax purposes. CODI funded the acquisition through drawings on its Revolving Credit Facility, as well as through funds provided by a private placement of 1.575 million of its common shares at the closing market price of $12.50 per share on August 23, 2011, to CGI Magyar Holdings LLC (“CMH”), its largest shareholder. An affiliate of CMH also purchased $45.0 million of convertible preferred stock in CamelBak Acquisition Corp. Acquisition related costs were approximately $4.2 million.
CODI’s initial common equity ownership in CamelBak Acquisition Corp. is approximately 89.9%. In addition to its equity investment in CamelBak Acquisition Corp., CODI provided loans totaling

$145.2 million to CamelBak as part of the transaction. CamelBak’s management team and a lender in CODI’s Revolving Credit Facility also invested in the transaction alongside CODI.
Commenting on the acquisition, Alan Offenberg, CEO of CODI, said, “We are pleased to further expand our family of niche market leaders with the acquisition of CamelBak. This company possesses the critical characteristics that we seek in all of our subsidiaries, including market leadership, strong operating history and cash flow levels, proven management and compelling growth opportunities. CamelBak is an industry pioneer with strong brand recognition as the premier innovator of personal hydration products, offering superior performance as well as important health and environmental benefits. We expect to capitalize on the company’s strong market position, as well as favorable macro trends, including the growing demand for improved everyday hydration. We believe CamelBak will continue to evolve its leading product and innovation platform and strengthen its relationships with top retailers and the military, thereby increasing consumer penetration levels globally. We look forward to working with CamelBak to continue to accelerate their growth.”
Mr. Offenberg added, “We expect the acquisition of CamelBak to provide our owners with fifteen to twenty cents per share of cash flow accretion on a full year basis. This acquisition increases the number of businesses we own to nine and further enhances our ability to provide attractive cash distributions and create significant value for our owners.”
Sally McCoy, Chief Executive Officer of CamelBak, will continue to serve in the same capacity at the company. Ms. McCoy commented, “CamelBak’s mission is to continuously reinvent and forever change the way people hydrate and perform. CODI’s acquisition of CamelBak provides an exciting opportunity to further that mission. We are eager to leverage the unique strengths of CODI’s financing structure and history of working with established middle market companies to build upon our track record of success in providing advanced hydration solutions for customers on a worldwide basis.”
Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission later today.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its nine subsidiaries is a leader in their niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.
Our subsidiaries are engaged in the following lines of business:
•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (HALO Branded Solutions, www.halo.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com); and

•	The provision of temporary staffing services, operating approximately 300 locations in 29 states (Staffmark, www.staffmark.com).
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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